                                   EXHIBIT 12

               THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

                                                              9 MONTHS                       TWELVE MONTHS ENDED
                                                                ENDED                             DECEMBER 31,
                                                                         ---------------------------------------------------------
                                                               9/30/98       1997        1996         1995       1994        1993
                                                               -------       ----        ----         ----       ----        ----
EARNINGS
--------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
    EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT                $   832.8   $   743.3   $   811.5   $   869.8   $   855.9   $   797.4
    OF ACCOUNTING CHANGES

Add:

Amortization of previously capitalized interest                    8.1        11.0        11.6        11.7        10.2        10.1
Minority interest in net income of
    consolidated subsidiaries with fixed charges                  27.2        45.1        45.9        30.1        16.9        19.0
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.0         6.5         5.1         5.3         2.5         2.3
Proportionate share of net loss of investees
    accounted for by the equity method                             0.5         0.1         2.7         0.5         0.2         0.3
                                                             ---------   ---------   ---------   ---------   ---------   ---------
               Total additions                                    39.8        62.7        65.3        47.6        29.8        31.7

Deduct:

Capitalized interest                                               3.4         6.2         5.4         5.1         5.7         5.0
Minority interest in net loss of consolidated subsidiaries         2.2         3.6         4.4         3.3         0.3         0.3
Undistributed proportionate share of net income
    of investees accounted for by the equity method               --          --          --           0.2         7.2         4.0
                                                             ---------   ---------   ---------   ---------   ---------   ---------
               Total deductions                                    5.6         9.8         9.8         8.6        13.2         9.3


TOTAL EARNINGS                                               $   867.0   $   796.2   $   867.0   $   908.8   $   872.5   $   819.8
                                                             =========   =========   =========   =========   =========   =========


FIXED CHARGES
-------------

Interest expense                                             $   105.7   $   119.5   $   128.6   $   135.0   $   129.4   $   162.4
Capitalized interest                                               3.4         6.2         5.4         5.1         5.7         5.0
Amortization of debt discount, premium or expense                  5.3         0.1         0.3         0.4         0.7         0.4
Interest portion of rental expense                                47.4        63.3        69.5        77.0        83.0        83.7
Proportionate share of fixed charges of investees
    accounted for by the equity method                             4.0         6.5         5.1         5.3         2.5         2.3
                                                             ---------   ---------   ---------   ---------   ---------   ---------

TOTAL FIXED CHARGES                                          $   165.8   $   195.6   $   208.9   $   222.8   $   221.3   $   253.8
                                                             =========   =========   =========   =========   =========   =========


TOTAL EARNINGS BEFORE FIXED CHARGES                          $ 1,032.8   $   991.8   $ 1,075.9   $ 1,131.6   $ 1,093.8   $ 1,073.6
                                                             =========   =========   =========   =========   =========   =========



RATIO OF EARNINGS TO FIXED CHARGES                                6.23        5.07        5.15        5.08        4.94        4.23



     The years 1993-1997 have been restated to reflect the sale of the net assets of the oil transportation segment, which was accounted for as discontinued operations.

                                     X-12-1